Exhibit 10.6

_________________, 20XX

XX

Re:The Hanover Insurance Group, Inc. Amended and Restated Employment Continuity Plan (the “Plan”)

Dear XX:

Subject to your acceptance of the terms contained in this letter, the Compensation Committee has designated you a XX Tier Participant in the Plan with an XX Multiplier.  Except as set forth below, your participation in the Plan shall be governed by the terms and conditions of the Plan, as the same may be amended from time to time by the Board or the Compensation Committee.

You hereby acknowledge and agree that Sections 6.2, 6.3 and 6.4 of the Plan shall not apply with respect to your participation in the Plan and that the following language shall be substituted in lieu thereof:

6.2Best Net Payment Adjustment. Payments under this Plan shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Participant) would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payments or benefits) would subject Participant to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”); provided, that if the total of all payments to or for the benefit of Participant, after reduction for all federal taxes (including the Excise Tax) with respect to such payments (“Participant’s total after-tax payments”), would be increased by the limitation or elimination of any payment under this Plan, amounts payable under this Plan shall be reduced to the extent, and only to the extent, necessary to maximize Participant’s total after-tax payments.  Any reduction in payments required by the preceding sentence shall be applied, first, against any benefits payable under Section 5.4 of the Plan,  starting with those coverages, if any, that constitute “non-qualified deferred compensation” subject to Section 409A of the Code, and only if additional reductions are necessary, against the lump sum benefit described in Section 5.3. The determination as to whether Participant’s payments and benefits include “excess parachute payments” and, if so, the amount and ordering of any reductions in payment required by the provisions of this Section shall be made at the Company’s expense by the Company’s independent registered public accounting firm immediately prior to a Change in Control, or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the “accounting firm”).  In the event of any underpayment or overpayment hereunder, as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith and in all events within thirty (30) days of such determination, be paid to Participant or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

6.3	Reserved

6.4Claim by Internal Revenue Service:  As soon as practicable, a Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in the imposition of the Excise Tax.   If the Company notifies the Participant in writing that it desires to contest such claim, the Participant shall cooperate in all reasonable ways with the Company in such contest and the Company shall be entitled to participate in all proceedings relating to such claim; provided,  however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such payment of costs and expenses.  Without limitation on the foregoing, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim.  Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided,  however, that if the Participant is required to extend the statute of limitations to enable the Company to contest such claim, the Participant may limit this extension solely to such contested amount.  The Company's control of the contest shall be limited to issues with respect to the imposition of the Excise Tax and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Please indicate your agreement to be bound by the terms hereof by executing this letter in the space indicated below and returning a fully executed copy to my attention.  Your consent and acknowledgment are a condition to your participation in the Plan.

The Hanover Insurance Group, Inc.

By: ___________________________

[XX]

Consented to and acknowledged:

___________________________

[XX]